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                                                                     Exhibit (b)


April 24, 2001

Mr. E. James Selzer, Chief Financial Officer and VP, Finance
3D Systems Corporation
26081 Avenue Hall
Valencia, CA  91355

Mr. Jeff W. Strobel
A.G. Edwards & Sons, Inc.
One North Jefferson
St. Louis, MO  63103

Dear Mr. Selzer and Mr. Strobel:

We are pleased to advise you that U.S. Bank has approved the credit accommodations ("Facilities") described below.

The commitment letter is neither meant to be, nor shall it be construed as, an attempt to define all of the terms and conditions involved in the financing. Rather, it is intended only to outline certain of the basic points of our understanding around which the final terms and documentation are to be structured. U.S. Bank has not determined the entire range of provisions that may be required in the final loan documentation, and therefore, further negotiations adding to or modifying the general scope of these basic terms shall not be precluded by the issuance of this commitment letter and its acceptance by Borrower. U.S. Bank's commitment to make the Facilities available is subject to the execution of definitive loan documentation acceptable to U.S. Bank and its counsel. The facilities will be made available upon the closing of the tender offer made by Tiger Deals, Inc. to purchase the outstanding shares of DTM Corporation.

The general terms and conditions of this commitment letter and around which the Facilities shall be structured is as set forth below.

TOTAL FACILITIES:                $41,500,000

BORROWERS:                       3D SYSTEMS CORPORATION JOINT WITH 3D SYSTEMS,
                                 INC.
LEAD ARRANGER AND
ADMINISTRATIVE AGENT             U.S. BANK NATIONAL ASSOCIATION (U.S. BANK)

FACILITY #1:
AMOUNT & TYPE:                   Asset-Based Revolving Line of Credit under
                                 which U.S. Bank shall make advances from time to time up to the principal amount of $26,500,000. Within this line will be a $6,500,000 Commercial and Stand-by Letters of
                                 Credit sub-feature and a $5,000,000 Foreign exchange sub-feature. Commercial Letters of
                                 Credit tenors not to exceed 120 days or 60 days beyond maturity. Stand-by Letters of Credit not to exceed line of credit maturity date.
                                 Stand-by letters of credit may have a term up to 5 years for IDB purposes. A 15% reserve will be required for all foreign exchange forward contracts.

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                                 Availability under the line of credit will be
                                 based on a monthly review of the Company's collateral pool based on the following formula:

ADVANCE RATES                    85% of total eligible domestic and foreign
                                 receivables for six months, with domestic advance rate reducing to 80% after six months of funding (receipt of the 12/31/01 A/R aging)
                                 + 50% of total eligible inventory, capped at 50% of borrowing base eligibility.

BORROWING BASE:                  Ineligible accounts receivable to include, but
                                 not be limited to, account balances in excess of 60 days from due date, concentrations over 20% unless otherwise approved, accounts with at least 25% of outstanding balances over 90 days from invoice date, foreign accounts not backed by Letter of Credit or foreign insured, federal government accounts and accounts subject to any lien, defense, counter claim or off-set. Eligible inventory defined as raw materials (excluding packaging supplies) and finished goods inventory located at the company's USA based premises.

PURPOSE: Initially to assist borrower with the acquisition of the DTM by 3D Systems, Inc. Thereafter, to provide working capital for business growth.

MATURITY:                        Three-year commitment

REPAYMENT TERMS:                 Interest payable monthly.  Principal due in
                                 full at maturity.

INTEREST RATE:                   See General Provisions

LINE FEE:                        1.75% of commitment amount ($463,750) of which
                                 $50,000 has been paid and the balance payable at closing. A premium of 0.25% ($66,250) will apply, if Bank must close prior to having a participant lender on board.

OTHER FEES:                      1.50% of total commitment issuance fee will be
                                 charged on Stand-By letters of letter of credit along with other standard letters of credit terms, rate and fees.

FACILITY #2:
AMOUNT:                          Maximum $15,000,000 commercial term loan.
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PURPOSE:                         To assist borrower with the acquisition of the
                                 DTM by 3D Systems, Inc.

MATURITY:                        66 months

REPAYMENT TERMS:                 First six months interest only, thereafter
                                 fully amortized over five years requiring quarterly principal payments of $750,000 plus interest.

DEBT RECAPTURE PROVISION:        40% of excess cash flow is to be applied
                                 towards principal reduction, on an annual basis, beginning at the end of the first fiscal year of the "new" entity. Excess cash flow is defined as the amount above that which is required in the numerator of the Fixed
                                 Charge Coverage Ratio (defined below), so that the FCC ratio for the period analyzed is no less than 1.00:1. The cash flow recapture payment will be payable 30 days from receipt of fiscal year end financial statement but in no event, more than 150 days after FYE.

INTEREST RATE:                   See General Provisions

COMMITMENT FEE:                  1.75% ($262,500) payable at closing.  A
                                 premium of 0.25% ($37,500) will apply, if Bank must close prior to having a participant lender on board.

GENERAL PROVISIONS: - ALL CREDIT FACILITIES

INTEREST RATE:                   At Borrower's option, prime 90 day reserve
                                 adjusted LIBOR according to the Interest
                                 Bearing Debt to EBITDA schedule listed below.
                                 Interest payable monthly for Prime rate
                                 advances, and at the end of each interest period for LIBOR advances. Minimum LIBOR borrowing amount of $1,000,000, in multiples of $500,000.

--------------------------------------------------------------------------------
IBD/EBITDA           LIBOR+              PRIME+              FEE ON UNUSED
--------------------------------------------------------------------------------
>2.50                275 bps.            100 bps.            50 bps.
--------------------------------------------------------------------------------
=2.00<2.49           250 bps.            75 bps.             37.5 bps.
--------------------------------------------------------------------------------
=1.50<1.99           225 bps.            50 bps.             25 bps
--------------------------------------------------------------------------------
<1.50                200 bps             25 bps.             25 bps.
--------------------------------------------------------------------------------


- The unused fee would apply only to the revolving Credit, payable quarterly in arrears.

-     3D Systems, Inc. to pay the maximum pricing for the first 6 months.
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COLLATERAL:                      Perfected first priority security interest in
                                 accounts receivable, inventory, and equipment and general intangibles including intellectual properties (i.e. patents and trademarks) of 3D Systems Corp and 3D Systems, Inc. and DTM (as applicable) and Pledge of DTM stock. Other than certain permitted liens discussed in 3D Systems Corporation's 10-K, including without limitation the liens on Borrowers assets securing Borrowers obligations arising out of the Industrial Revenue Bonds relating to Borrower's facility located in Grand Junction, Colorado and to patents for Stereo Lithograph Technology from UVP. All credit facilities to be cross-collateralized, cross-defaulted and co-terminous.

OTHER FEES:                      All asset searches, credit reports,
                                 appraisals, UCC filing fees and additional fees and costs associated with this transaction shall be paid for by Borrower.
                                 Additionally, documents to be prepared by Bank's counsel; costs of legal expense to be paid by Borrower.

REPORTING:                       CPA Audited fiscal year end financial
                                 statements, consolidated and consolidating, and 10K due annually within 120 days of fiscal year end.

                                 Company prepared quarterly financial
                                 statements, consolidated and consolidating, and 10Q due quarterly within 45 days of quarter end.

                                 Detailed accounts receivable and accounts payable aging, inventory report and borrowing base reconciliation and certificate due monthly within 15 days of each month end.

COVENANTS:                       The committed facilities subject to the terms,
                                 conditions and provisions of comprehensive loan documents to be executed by Borrower in form and substance satisfactory to the Bank.
                                 These loan documents would include such
                                 representations, warranties, conditions, covenants, and events of default, as the Bank deems appropriate, including but not limited to the following financial covenants:

                                 Please note, during fiscal 2001 all
                                 non-recurring costs, as determined in
                                 accordance with GAAP, related to merger of DTM Corporation, shall be added to the EBITDA.

                                 MAINTENANCE OF SENIOR DEBT TO EBITDA of no more
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                                 than 2.0x. Senior Debt/EBITDA calculated on a
                                 rolling four quarters basis starting 6/30/01.

                                 MAINTENANCE OF TOTAL DEBT TO EBITDA of no more than 3.0x, improving to 2.0x for fiscal year ended December 31, 2002 and thereafter. Total Debt/EBITDA calculated on a rolling four quarters basis starting 6/30/01.

                                 MINIMUM TANGIBLE NET WORTH of not less than the sum of $32,000,000 through 12/30/01. Commending upon the conclusion of fiscal year 2001, the Minimum Tangible Net Worth shall be increased by i) 50% of Net Income for the period 7/1/01 to 12/31/01 ii) plus 50% of Net income for each fiscal quarter thereafter. Foreign translation shall not be considered in the Tangible Net Worth calculation.

                                 MAINTENANCE OF MINIMUM FIXED CHARGE COVERAGE
                                 RATIO ("FCC") of 1.25x. The Fixed Coverage
                                 Ratio is defined as (EBITDA - taxes - all distributions to Shareholders - unfinanced CAPEX) divided by (Principal Payments of long-term Debt measured on future 12 months + Interest Expense measured on historical quarter annualized). This covenant shall be calculated on a quarterly basis.

                                 MAXIMUM CAPEX of $7,500,000 for the years ending December 31, 2001 through December 31, 2002; $10,000,000 for the year ending December 31, 2003 and annually thereafter. For purposes of calculation of CAPEX the amount paid for demonstration equipment shall be reduced by the amount received from the sale of demonstration equipment during such year.

                                 MINIMUM LIQUIDITY REQUIREMENT of $5,000,000 to be monitored on a quarterly basis.

OTHER REQUIREMENTS

- Proof of satisfactory foreign credit insurance in place, with terms and conditions acceptable to Bank.

- Borrower will be required to fix their maximum interest rate exposure (via Interest Rate Swap of Cap) on 50% or $7,500,000 of Facility #2, for a minimum of three years, from the outset.

CONDITIONS SUBSEQUENT:
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-     A full books and records audit of the European offices to take place within 120 days from loan funding.

-     Pledge of DTM stock.


OTHER TERMS AND CONDITIONS

MARKET FLEX                      The Agent would have the right, after
                                 consultation with the Borrower (which would not be unreasonably withheld or delayed), to change the terms, structure, pricing, and/or any amount of any of the individual credit facilities including the reallocation of the relative principal loan amounts among the various term facilities and revolving credit, and/or to establish additional term loan tranches if a syndication has not been successfully completed. Please note that such changes would not change the amount of the aggregate loan facility and would only be made if the Agent determines that such changes would be advisable to ensure a successful syndication. The Agent shall not have the right to change maturity date or the ratios set forth in the covenants, or change any applicable margins by more than 100 basis points.

REPRESENTATION AND WARRANTIES    Customary Representations and Warranties
                                 including, without limitation, organization and standing; capitalization and ownership;
                                 subsidiaries; partnerships and joint ventures;
                                 authorization and validity; no conflict;
                                 litigation and contingent liabilities;
                                 ownership of properties; liens; accuracy of financial statements; no Material Adverse
                                 Change; regulation U (margin stock); full disclosure; taxes; consents and approvals; no Event of Default; patents, trademarks, copyrights, and licenses; mortgage liens;
                                 status of pledged collateral; insurance;
                                 compliance; government consent; Investment
                                 Company Act; Public Utility Holding Company
                                 Act; ERISA; plans and benefit arrangement;
                                 senior debt status; and environmental, health, and safety laws.

CONDITIONS PRECEDENT TO LENDING  Customary Conditions Precedent including without limitation. Receipt by the Agent of the following, in form and substance satisfactory to the Agent and the Lenders, closing
                                 certificate as to accuracy of Representations and Warranties, compliance with covenants, and absence of an Event of Default or Potential Event of Default; certified resolutions, incumbency certificate, and corporate documents; delivery of all definitive
                                 organizational and financing
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                                 documents, evidence of filing of all collateral
                                 documents including completion of title, and survey work and perfection of mortgages; delivery of satisfactory legal opinion(s) of counsel; no material adverse change; no material litigation; evidence of required insurance; payment of all fees and expenses subject to reimbursement; environmental, title, and surveys; and other Conditions Precedent to Lending as appropriate.

EVENTS OF DEFAULT                Customary Events of Default including, without
                                 limitation, failure to pay any principal, interest, or fees owing under the Senior Credit
                                 Facilities; failure to comply with Covenants;
                                 compliance with ERISA and applicable
                                 environmental laws and regulations; cross default to occurrence of a default or other material event (whether or not resulting in acceleration) under any other agreement governing indebtedness of the Company; change of control, and Material Adverse Change.

REQUIRED LENDERS                 For the purpose of making amendments or waivers
                                 to the Credit Agreement, Required Lenders shall be defined as Lenders whose commitments under the Senior Secured Credit Facilities aggregate at least 66 2/3% of the total Senior Secured
                                 Credit Facilities. However, unless agreed to by all Lenders, no amendment or waiver shall change the principal amount; reduce the rate of interest or fees; postpone the scheduled payment of any principal, interest, or fees;
                                 release any collateral; or change the
                                 definition of Required Lenders. U.S. Bank reserves the right to sell interest in the facilities to other lenders.

U.S. Bank reserves the right in its sole discretion to cancel its commitment to make the Facilities available and to terminate its obligations hereunder (a) upon the occurrence of any material adverse change in the financial condition of Borrower or any guarantor, or (b) in the event that loan documentation for the Facilities is not executed by Borrower and U.S. Bank by June 15, 2001.

This Commitment Letter is provided to you solely for the purpose described herein and may not be disclosed to or relied upon by any other party without U.S. Bank's prior written consent, provided that Borrowers may disclose this letter or the contents hereof as may be required pursuant to applicable law.
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Kindly indicate your acceptance of this commitment by signing and returning the enclosed copy of this letter along with a non-refundable of $50,000 fee to us prior to 3:00 p.m. on April 30, 2001. Unless prior to such time we have received such copy executed by Borrower, this commitment shall expire without further notice.

Sincerely,



Francis Lim                               Karen K. Brown
Vice President                            Senior Vice President

Accepted and Agreed this 30th day of April, 2001

By: /s/ Francis Lim                       By: /s/ Karen K. Brown
   -----------------------------              -------------------------------

3D SYSTEMS, CORPORATION                   3D SYSTEMS, INC.



Name & Title: Francis Lim                 Name & Title: Karen K. Brown
              Vice President                            Senior Vice President